UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2016

B4MC Gold Mines, Inc.

(Exact name of registrant as specified in its charter)

Nevada	005-88847	87-0674571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Lindell Road, Suite D565, Las Vegas NV	89103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (424) 256-8560

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Letter of Intent with Gutami Holding BV

On December 20, 2016, B4MC Gold Mines, Inc. (the “Company”) entered into a Letter of Intent (the “LOI”) between the Company and Gutami Holding BV, a company organized under the laws of The Netherlands (“Gutami”). The LOI provides for the acquisition by the Company of all of the outstanding shares of capital stock of a subsidiary holding company of Gutami to be formed (the “Holding Company”), which will own 100% of the outstanding capital stock of (1) certain subsidiaries to be formed in connection with the Holding Company’s development projects currently in the planning stage (the “Subsidiaries”) and (2) all other rights to renewable energy projects to be developed in the future, it being the intent of Gutami to transfer its global renewable energy development business to the Holding Company, excluding only its interests in projects already completed. The purchase price for the acquisition (the “Transaction”) will be 53,172,680 newly issued unregistered shares of the Company’s common stock. Gutami develops solar and wind energy projects in Europe, the Caribbean, Asia and Africa/Middle East.

The Company currently has 5,667,485 shares of common stock outstanding. At the closing of the Transaction, and after giving effect to the private placement discussed in the next paragraph, the Company is expected to have a total of 59,090,165 shares of common stock issued and outstanding on a fully diluted basis. The Company currently has no outstanding options, warrants or convertible securities. The 53,172,680 shares of common stock to be issued to Gutami at closing are expected to constitute approximately 90.0% of the Company’s outstanding shares of common stock at that time on a fully diluted basis. At closing, approximately 53,962,680 shares, or 91.3%, are expected to be held by management and directors, including management members that are Gutami stockholders and their designated board representatives. It is expected that a majority of the members of the board of directors of the Company at the closing of the LOI will be either designated board representatives of Gutami and/or current management.

Prior to the closing of the Transaction, the Company intends to sell up to 250,000 shares of its common stock in a private placement to accredited investors and qualified investors resident outside of the U.S. The proceeds will to be used by the Company to fund Transaction costs, including placement fees, and the Company’s working capital requirements. The Company and Gutami will also use commercially reasonable efforts to close, on or about the date of closing of the Transaction, an approximately €45.0 million private placement in Europe of bonds to be backed by certain solar projects currently under development. At closing, the obligations under bonds would become obligations of the Company on its consolidated financial statements.

Conditions to closing of the Transaction include the execution of a definitive acquisition agreement, the completion of a due diligence review by both the Company and Gutami, completion of an audit of the Holding Company’s and each the Subsidiaries’ financial statements and the absence of any material adverse change in the business, assets or condition (financial or otherwise) of the Company, the Holding Company or any of the Subsidiaries. The Company anticipates signing a definitive acquisition agreement by January 30, 2017 and closing in the first or second fiscal quarter of 2017.

The common stock of the Company to be sold in the private placement and issued to Gutami at the closing of the Transaction will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and other applicable securities laws.

The Company currently has no operations, and has been engaged in efforts to identify an operating company with which to acquire or merge through an equity-based exchange transaction. As it is expected that the closing of the Transaction will result in a change in control of the Company, the Transaction is expected to be accounted for as a reverse merger, with the Holding Company being considered the legal acquiree and accounting acquirer, and the Company being considered the legal acquirer and the accounting acquiree. As a result, at and subsequent to closing, the financial statements of the Holding Company will become the financial statements of the Company for all periods presented.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits. The following exhibits are being filed herewith:

10.1	Letter of Intent, dated as of December 20, 2016, between the Company and Gutami Holding BV.

10.2	Press Release dated December 20, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B4MC Gold Mines, Inc.
(Registrant)

Date: December 20, 2016

	By:	/s/ Bennett J. Yankowitz, President
(Signature)